Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

Delek US Holdings, Inc.
Brentwood, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-219209, 333-225332, 333-238946, 333-256953 and 333-256952) of Delek US Holdings, Inc. of our report dated March 3, 2022, except as to the effect of the restatement described in Note 2, which is as of May 15, 2022, relating to the consolidated financial statements of 3 Bear Delaware Holding - NM, LLC which appears in this Current Report on Form 8-K/A of Delek US Holdings, Inc.

/s/ BDO USA, LLP
Denver, Colorado

July 14, 2022